UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PINNACLE ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PINNACLE ENTERTAINMENT, INC.

3800 HOWARD HUGHES PARKWAY

LAS VEGAS, NV 89109

April 10, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Pinnacle Entertainment, Inc. (referred to as the “Company”), to be held at the Four Seasons Hotel at 3960 Las Vegas Boulevard South, Las Vegas, Nevada 89119 on Tuesday, May 8, 2007, at 10 a.m. local time.

At the annual meeting, you will be asked to consider and vote upon the following matters:

•	first, the election of eight directors to serve for the coming year on the Company’s Board of Directors;

•	second, a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 fiscal year; and

•	such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the annual meeting. The Proxy Statement contains important information concerning the directors to be elected at the annual meeting and the ratification of auditors, both of which we would like you to approve.

Your vote is very important regardless of how many shares you own. We hope you can attend the annual meeting in person. However, whether or not you plan to attend the annual meeting, please complete, sign, date and return the Proxy Card in the enclosed envelope. If you attend the annual meeting, you may vote in person if you wish, even though you may have previously returned your Proxy Card.

Sincerely,

Daniel R. Lee

Chairman of the Board of Directors

and Chief Executive Officer

PINNACLE ENTERTAINMENT, INC.

3800 HOWARD HUGHES PARKWAY

LAS VEGAS, NEVADA 89109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2007

TO THE STOCKHOLDERS OF PINNACLE ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or the “Company”), will be held on Tuesday, May 8, 2007, at 10 a.m. local time, at the Four Seasons Hotel at 3960 Las Vegas Boulevard South, Las Vegas, Nevada 89119 and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders will be asked to consider and vote upon:

1.	The election of eight directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2007 fiscal year; and

3.	Such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Information regarding the eight board nominees and the ratification of the appointment of independent auditors is contained in the accompanying Proxy Statement, which you are urged to read carefully.

Only holders of record of the Company’s Common Stock at the close of business on March 12, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD OF DIRECTORS

John A. Godfrey

Secretary

Las Vegas, Nevada

April 10, 2007

PINNACLE ENTERTAINMENT, INC.

3800 HOWARD HUGHES PARKWAY

LAS VEGAS, NEVADA 89109

PROXY STATEMENT RELATING TO

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2007

This Proxy Statement is being furnished to the stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of the Company’s stockholders to be held on Tuesday, May 8, 2007, at 10 a.m. local time, at the Four Seasons Hotel at 3960 Las Vegas Boulevard South, Las Vegas, Nevada 89119, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, holders of the Company’s Common Stock, $0.10 par value per share (“Pinnacle Common Stock”), will be asked to vote upon: (i) the election of eight directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified), (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the 2007 fiscal year and (iii) any other business that properly comes before the Annual Meeting.

This Proxy Statement and the accompanying Proxy Card are first being mailed to the Company’s stockholders on or about April 16, 2007. The address of the principal executive offices of the Company is 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

Only holders of record of Pinnacle Common Stock at the close of business on March 12, 2007 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 59,681,081 shares of Pinnacle Common Stock outstanding and entitled to vote, held of record by 2,560 stockholders. One-third, or 19,893,693, of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each of the Company’s stockholders is entitled to one vote for each share of Pinnacle Common Stock held as of the Record Date.

Voting of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. All properly executed, returned and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted “FOR” the election of each director nominee listed on the Proxy Card and “FOR” the ratification of the appointment of independent auditors for the 2007 fiscal year. The Company’s Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting.

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written revocation with, or delivering a duly executed proxy bearing a later date to, the

Secretary of the Company, 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Elections of directors are determined by a plurality of the votes cast at the Annual Meeting. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 fiscal year requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST.”

Abstentions; Broker Non-Votes; Withheld Votes

A stockholder may vote to “ABSTAIN” on any proposal that may properly come before the Annual Meeting other than the election of directors. If a stockholder votes to “ABSTAIN,” such stockholder’s shares will be considered present at the Annual Meeting for purposes of determining a quorum on all matters and will be considered entitled to vote, but will have no effect with respect to the outcome of the vote to elect directors or to ratify the appointment of independent auditors.

In addition, in the election of directors, a stockholder may withhold such stockholder’s vote. Withheld votes will be excluded from the vote and will have no effect on the outcome of such election.

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for the purposes of determining quorum on all matters, but will not be considered entitled to vote on such matter or matters. As such, broker non-votes will have no effect on the outcome of the election of directors or the ratification of independent auditors.

Appraisal and Dissenters’ Rights

Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposals presented in this Proxy Statement.

Solicitation of Proxies and Expenses

The Company will bear the cost of the solicitation of proxies from its stockholders in the enclosed form. The directors, officers and employees of the Company may solicit proxies by mail, telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders forward copies of the Proxy Statement and other soliciting materials to persons for whom they hold shares of Pinnacle Common Stock and request authority for the exercise of proxies. In such cases, the Company will reimburse such record holders for their reasonable expenses. The estimated total cost for such record holder and broker expenses is $25,000.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item No. 1 on Proxy Card)

At the Annual Meeting, holders of Pinnacle Common Stock will be asked to vote on the election of eight directors who will constitute the full Board of Directors of the Company. The eight nominees receiving the highest number of votes from holders of shares of Pinnacle Common Stock represented and voting at the Annual Meeting will be elected to the Board of Directors. Broker non-votes will not be counted as voting at the meeting and therefore will not have an effect on the election of the nominees listed below. Withheld votes will also have no effect on the election of the nominees.

Each director elected will hold office until the next annual meeting of stockholders (and until his successor shall have been duly elected and qualified). All of the nominees listed below currently serve on the Board of Directors of the Company.

General

Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described in the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders for a substitute nominee as directed by the Board of Directors.

There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company. There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director and/or executive officer of the Company other than arrangements or understandings with any such director, nominee and/or executive officer acting in his capacity as such. See “—Information Regarding the Director Nominees.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Information Regarding the Director Nominees

The following table lists the persons nominated by the Board of Directors for election as directors of the Company and provides their ages and current positions with the Company. Each of the nominees named below is currently a director of the Company and each was elected at last year’s annual meeting of stockholders, except for Mr. Landau, who was appointed to the Board of Directors in January 2007. Biographical information for each nominee is provided below.

Name	Age	Position with the Company
Daniel R. Lee (a)(f)	50	Chairman of the Board of Directors and Chief Executive Officer

John V. Giovenco (b)(c)	71	Director

Richard J. Goeglein (a)(d)	72	Director

Ellis Landau (b)(c)(e)	63	Director

Bruce A. Leslie (b)(e)(f)	56	Director

James L. Martineau (c)(d)	66	Director

Michael Ornest (b)	49	Director

Lynn P. Reitnouer (a)(d)(e)	74	Director

(a)	Member of the Executive Committee

(b)	Member of the Audit Committee

(c)	Member of the Corporate Governance and Nominating Committee

(d)	Member of the Compensation Committee

(e)	Member of the Compliance Committee

(f)	Member of the Risk Management Oversight Committee

Mr. Lee has been the Company’s Chairman of the Board of Directors and Chief Executive Officer since April 2002; owner of LVMR, LLC (developer of casino hotels) from 2000 to 2002; Chief Financial Officer and Senior Vice President of HomeGrocer.Com, Inc. (internet grocery service) from 1999 until the sale of the company in 2000; Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development of Mirage Resorts, Incorporated (major operator and developer of casino resorts) from 1992 to 1999; Director-

Equity Research of CS First Boston from 1990 to 1992; and held various positions to Managing Director of Drexel Burham Lambert from 1980 to 1990.

Mr. Giovenco has been one of the Company’s directors since February 2003; Director, Great Western Financial Corporation from 1979 to 1993; President and Chief Operating Officer, Sheraton Hotels Corporation 1993; Director, Hilton Hotels Corporation from 1980 to 1992; President and Chief Operating Officer, Hilton Gaming Corporation from 1985 to 1993; Executive Vice President-Finance, Hilton Hotels Corporation from 1980 to 1993; Chief Financial Officer, Hilton Hotels Corporation from 1974 to 1985; Chief Financial Officer, Hilton Gaming Corporation from 1972 to 1974; and Partner, Harris, Kerr, Forster, Certified Public Accountants (predecessor firm to PKF International) from 1967 to 1971.

Mr. Goeglein has been one of the Company’s directors since December 2003 and was also a Director of the Company from 1997 to 1998; Owner and Managing Member, Evening Star Holdings, LLC (acquirer and operator of non-gaming resort properties) since mid-2005; Owner and Managing Member, Evening Star Hospitality, LLC (acquirer, developer and operator of non-gaming resort properties) from 2003 to early 2005; President and Chief Operating Officer, Holiday Corporation (the parent company of Holiday Inns, Harrah’s Hotels and Casinos, Hampton Inns and Embassy Suites) from 1984 thru 1987; Executive Vice President and Director, Holiday Corporation from 1978 to 1984; President and Chief Executive Officer, Harrah’s Hotels and Casinos from 1980 to 1984; and Director, Boomtown, Inc. from 1993 to 1997. Mr. Goeglein served as President from 1997 and Chief Executive Officer from 2000 of Aladdin Gaming, LLC and Aladdin Gaming Holdings, LLC (developer and operator of the Aladdin Resort & Casino in Las Vegas, Nevada), in each case until September 21, 2001; Aladdin Gaming, LLC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on September 28, 2001.

Mr. Landau has been one of the Company’s directors since January 2007; Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation from 1990 thru 2006; Vice President and Treasurer of Aztar Corporation (formerly Ramada Inc.) 1971 to early 1990; Assistant Treasurer of U-Haul International 1969 to 1971; Financial Analyst at the Securities and Exchange Commission 1968 to 1969; Treasurer and Director of Temple Beth Sholom since mid-2006; and Chairman of the Board of the Anti-Defamation League Nevada Chapter since late 2006.

Mr. Leslie has been one of the Company’s directors since October 2002; Of Counsel, Beckley, Singleton (law firm) since December 2003; Partner, Leslie & Campbell (law firm) from 2001 to 2003; Partner, Bernhard & Leslie (law firm) from 1996 to 2001; Partner, Beckley, Singleton from 1986 to 1996; and Partner, Vargas & Bartlett (law firm) from 1979 to 1986.

Mr. Martineau has been one of the Company’s directors since May 1999; President and Founder, Viracon, Inc. (flat glass fabricator) from 1970 to 1996; Executive Vice President, Apogee Enterprises, Inc. (a glass design and development corporation that acquired Viracon, Inc. in 1973) from 1996 to 1998; Director, Apogee Enterprises, Inc. since 1978; Director, Northstar Photonics (telecommunications business) from 1998 to 2002; Chairman, Genesis Portfolio Partners, LLC (start-up company development) since July 1998; Director, Borgen Systems from 1994 to 2005; and Trustee, Owatonna Foundation since 1973.

Mr. Ornest has been one of the Company’s directors since October 1998; private investor since 1983; Director of the Ornest Family Partnership since 1983; Director of the Ornest Family Foundation since 1993; Director of the Toronto Argonauts Football Club from 1988 to 1991; President of the St. Louis Arena and Vice President of the St. Louis Blues Hockey Club from 1983 to 1986; and Managing Director of the Vancouver Canadians Baseball Club, Pacific Coast League from 1979 to 1980.

Mr. Reitnouer has been one of the Company’s directors since 1991; Director, Hollywood Park Operating Company from September 1991 to January 1992; Partner, Crowell Weedon & Co. (stock brokerage) since 1969; Director and Chairman of the Board, COHR, Inc. from 1986 to 1999; Director and Chairman of the Board, Forest

Lawn Memorial Parks Association from 1975 to 2006; and Trustee, University of California Santa Barbara Foundation (and former Chairman) since 1992.

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who have achieved success in their personal fields and who demonstrate integrity and high personal and professional ethics, sound business judgment, and willingness to devote the requisite time to their duties as director, and who will contribute to the Company’s overall corporate goals. Board members are evaluated and selected based on their individual merit as well as in the context of the needs of the Board as a whole.

The Corporate Governance and Nominating Committee is responsible for identifying, recruiting and reviewing, and recommending to the Board qualified individuals to be nominated for election or reelection as directors, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines. Depending on the circumstances, the Corporate Governance and Nominating Committee considers candidates recommended by Board members, third parties and, to the extent deemed appropriate, director search firms.

Before recommending to the Board a new or incumbent director for election or reelection, the Corporate Governance and Nominating Committee reviews his or her qualifications, including capability, availability to serve, conflicts of interest, understanding of the gaming industry, finance and other elements relevant to the Company’s business, educational, business and professional background, age and past performance as a Board member (including past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities). The Corporate Governance and Nominating Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant. The Corporate Governance and Nominating Committee also receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors. The Corporate Governance and Nominating Committee also conducts an annual review of the composition of the Board as a whole, including whether the Board reflects the appropriate degree of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities, and satisfies the other requirements set forth in the Company’s Corporate Governance Guidelines.

The Corporate Governance and Nominating Committee will consider Board nominee recommendations by stockholders who have beneficially owned more than five percent of the Company’s then-outstanding shares of common stock for at least two consecutive years as of the date of making the proposal and who submit in writing the names and supporting information to the Chair of the Corporate Governance and Nominating Committee at the address of the Company’s principal executive offices. A stockholder recommendation must contain: (a) the name and address of the stockholder making the recommendation, the class and number of shares of the Company’s capital stock owned beneficially by such stockholder, and documentary support that such stockholder satisfies the requisite stock ownership threshold and holding period; and (b) as to the proposed nominee, the name, age, business and residence addresses, principal occupation or employment, number of shares of the Company’s common stock held by the nominee, resume, information that would be required in a proxy statement soliciting proxies for the election of such nominee, and a signed consent of the nominee to serve as a director, if nominated and elected. In order to be considered, a stockholder recommendation for nomination with respect to an upcoming annual meeting of stockholders must be received by the Chair of the Corporate Governance and Nominating Committee no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting, with certain exceptions that are set forth in the Company’s Corporate Governance Guidelines.

The Company’s policies and procedures regarding the selection of director nominees are described in greater detail in the Company’s Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnkinc.com. In addition, printed copies of such Corporate Governance Guidelines and Charter are available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109.

As contrasted to a stockholder recommendation of a nominee for consideration by the Company’s Corporate Governance and Nominating Committee, stockholders who wish to nominate directors at future annual meetings must comply with the applicable provisions of the Company’s Bylaws, as described in this Proxy Statement under the caption “Stockholder Proposals for the Next Annual Meeting.”

Director Independence

The Board of Directors has determined that, other than Mr. Lee, who is Chairman and Chief Executive Officer of the Company, each nominee is an independent director as defined by the Corporate Governance Rules of the NYSE. Furthermore, the Board of Directors had previously determined that Mr. Parrott, who served on the Board until August 31, 2006 was an independent director while serving as a director of the Company. The Board has also determined that all members of the audit, corporate governance and nominating, and compensation committees are independent directors as defined by the Corporate Governance Rules of the NYSE.

In making these determinations, the Board took into account the fact that Mr. Reitnouer is one of 70 partners at Crowell Weedon & Co., which acted as one of the several underwriters in the underwriting syndicate (though not a managing underwriter) of the Company’s 2004, 2006 and 2007 securities offerings, purchases shares on behalf of the Company pursuant to its Amended and Restated Directors Deferred Compensation Plan, has made certain other open market purchases and sales of securities on behalf of the Company and has provided account services to the Company in 2006. In each offering in which Crowell Weedon & Co. acted as an underwriter during this period, it received no more than 2% of the underwriting commissions paid in each such offering. The Board concluded that the nature and scope of this relationship did not preclude a finding of independence under the applicable NYSE rules with respect to Mr. Reitnouer and were otherwise immaterial in that such relationship would not interfere with the nominee’s exercise of independent judgment in his service as a director. The total fees (including underwriting commissions) paid by the Company to Crowell Weedon & Co. for 2007 to date, 2006, 2005 and 2004 were $56,250, $107,832, $725 and $101,598, respectively.

The directors nominated by the Board of Directors for election at the Annual Meeting were recommended by the Corporate Governance and Nominating Committee.

Communications with Directors

Stockholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Chair of any committee, or the non-management directors as a group about matters of general interest to stockholders are welcome to do so by writing the Company’s Secretary at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109. The Secretary will forward these communications as directed.

Executive Sessions of the Board and the Presiding Director

The Company’s non-management directors meet periodically in executive session, as required by the Company’s Corporate Governance Guidelines. The Chair of the Audit Committee, currently Mr. Giovenco, presides at these executive sessions. If the non-management directors were to include directors who are not independent for NYSE purposes, the independent directors will meet in executive session at least once a year. Any non-management director may request that an executive session of the non-management members of the Board be scheduled. Following such meetings, the Chair of the Audit Committee (or other designated director) will discuss with the management director, to the extent appropriate, matters emanating from the executive sessions.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct, a code of ethics that applies to all of the Company’s directors, officers and employees. The Code of Ethical Business Conduct is publicly available on the Company’s website at www.pnkinc.com and in print upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109. Any substantive amendments to the Code of Ethical Business Conduct or grant of any waiver to the Chief Executive Officer or the Chief Financial Officer from any provision of the code will be disclosed on the Company’s website or in a report on Form 8-K.

Board Meetings and Board Committees

The full Board of Directors of the Company had 21 meetings in 2006 and acted by unanimous written consent on 1 occasion. During 2006, each incumbent director of the Company attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served.

Mr. Landau was appointed to the Board of Directors on January 10, 2007. Timothy Parrott resigned from the Board of Directors as of August 31, 2006. Mr. Parrott was a member of the Executive, Corporate Governance and Nominating, and Compliance Committees of the Board and attended all appropriate Board and committee meetings prior to that date.

Although the Company has no formal policy with regard to Board members’ attendance at its annual meetings of stockholders, it is customary for the Company’s directors to attend. All of the Company’s directors then serving attended the Company’s 2006 Annual Meeting of Stockholders.

The Company has an Executive Committee, which is currently chaired by Mr. Lee and consists of Messrs. Lee, Reitnouer and Goeglein. The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company to the fullest extent authorized by Delaware law. During 2006, the Executive Committee had 6 meetings and acted by unanimous written consent on 9 occasions.

The Company has an Audit Committee, which is currently chaired by Mr. Giovenco and consists of Messrs. Giovenco, Ornest, Landau and Leslie. Among its functions, the Audit Committee is:

•

to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attest services for the Company;

•	to discuss with the independent auditors their independence;

•	to review and discuss with the Company’s independent auditors and management the Company’s audited financial statements; and

•

to recommend to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year for filing with the SEC.

Messrs. Giovenco, Ornest, Landau and Leslie are independent as that term is defined in Rule 303A.02 of the NYSE listing standards and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended. The Board has determined that both Messrs. Giovenco and Landau are each an “audit committee financial expert” as defined by SEC rules, based upon, among other things, their accounting backgrounds and each having served as the chief financial officer of a large public company involved in the gaming industry. The Audit Committee met 11 times in 2006.

The Company has a Compensation Committee, which is currently chaired by Mr. Reitnouer and consists of Messrs. Reitnouer, Goeglein and Martineau. Among its functions, the Compensation Committee is:

•	to determine and approve, either as a committee or together with the Company’s other independent directors, the annual salary and other compensation of the Chief Executive Officer;

•	to make recommendations to the Board of Directors regarding the compensation of the other four highest-compensated officers of the Company; and

•	to provide recommendations with respect to, and administer, the Company’s incentive-compensation, stock option and other equity-based compensation plans.

The Compensation Committee met 12 times in 2006 and acted by unanimous written consent on 1 occasion.

The Company has a Corporate Governance and Nominating Committee, which is currently chaired by Mr. Martineau and consists of Messrs. Martineau, Giovenco and Landau. Among its functions, the Corporate Governance and Nominating Committee is:

•	to establish procedures for the selection of directors;

•	to identify, evaluate and recommend to the Board candidates for election or reelection as directors, consistent with criteria set forth in the Company’s Corporate Governance Guidelines;

•	to develop and recommend to the Board, if appropriate, modifications or additions to the Company’s Corporate Governance Guidelines or other corporate governance policies or procedures; and

•	to develop procedures for, and oversee, an annual evaluation of the Board and management.

The Corporate Governance and Nominating Committee met 4 times in 2006.

The Board of Directors has adopted a written Charter for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnkinc.com. Printed copies of these documents are also available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109.

The Company has a Compliance Committee which monitors the Company’s compliance with gaming laws in the jurisdictions in which it operates. Messrs. Leslie, Landau and Reitnouer currently serve on the Company’s Compliance Committee with other Compliance Committee members who are not directors, and on the Compliance Subcommittee of the Board of Directors. The Compliance Subcommittee was instituted to ensure timely notification to the Board of Directors of any material compliance issues, assist the Compliance Committee in performing its duties and supervise the Company’s actions in response to reports received from the Company’s employee hotline.

The Company has a Risk Management Oversight Committee, which is currently chaired by Mr. Leslie and consists of Messrs. Leslie and Lee. The purpose of the Risk Management Oversight Committee is to oversee the risk management activities of the Company. Among its functions, the Risk Management Oversight Committee is:

•	to meet with the director of the Company’s Risk Management Department to review the Company’s existing insurance policies;

•	to discuss with the Company’s principal independent insurance brokers the Company’s insurance policies and programs for their assessment as to the appropriateness of such programs; and

•

to discuss with such insurance brokers their relationships with and independence from the Company’s insurance carriers. It is not the duty of the Risk Management Oversight Committee to determine the Company’s insurance policies and programs, but simply to consult with and review the determinations made by the responsible members of management with respect to such matters.

Each director holds office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, retirement, resignation or removal from office.

Director Compensation

Director Fees

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. During 2006, each non-employee director, or committee chair described below, received:

•	An annual retainer of $60,000;

•	An additional $15,000 retainer for the Chair of the Audit Committee;

•	An additional $7,500 retainer for the Chairs of the Compensation and Corporate Governance/Nominating Committees;

•	An additional $5,000 retainer for the Chair of the Risk Management Committee;

•	An attendance fee of $1,500 for regularly scheduled Board or committee meetings, other than Audit Committee meeting fees which are $2,000 per meeting; and

•	An attendance fee of $500 for telephonic special meetings of the Board of Directors.

Mr. Lee does not receive any fees or retainer for his services as director. The Board of Directors set these fees based on advice from outside consultants and review of publicly-available information about what other companies in Pinnacle’s peer group pay their outside directors.

Each director may elect to receive the retainer and any fees for meetings attended in cash or in deferred compensation (as cash or stock) under our Amended and Restated Directors Deferred Compensation Plan as outlined below.

Option Grants

In recent years, Pinnacle has had a policy of granting 10,000 options to each new director at or about the time the new director joins the Board of Directors and a policy of granting 10,000 options to each director on or about the date of each annual meeting. The exercise price for each option was the closing price of Pinnacle stock on the date of grant. Each option vests over a five year period. Vesting accelerates upon termination of director status due to death or disability or upon a director retiring after age 70.

Director Perquisites

Pinnacle allows the directors and their families to use the corporate aircraft to attend Pinnacle meetings or other Pinnacle business events, but in general only when the aircraft is otherwise traveling for business purposes and there are empty seats. The aggregate incremental cost for these trips to us when the aircraft is otherwise traveling for business purposes is a de minimis amount.

Directors’ Health Plan

On February 27, 2007, the Board of Directors approved the Directors Health and Medical Insurance Plan, or the Directors’ Health Plan. The Directors’ Health Plan provides that members of the Board of Directors, their spouses and minor children, including full time students up to age 24, are eligible to participate in the health and medical insurance plans applicable to our corporate executives. In addition, directors who are in office at age 70 and directors who are in office at the time of a change of control, as defined in the Directors’ Health Plan, are entitled, along with their spouses and minor children, including full time students up to age 24, to a continuation of health and medical coverage for five years, or, in the case of spouses or minor children, until they are no longer eligible for coverage. If at any time during this extended coverage period, the eligible director, or his spouse or minor children, is insured under another health plan or Medicare, our health plans shall provide secondary coverage to the extent permitted by law. Directors are indemnified on a grossed-up basis against certain tax liabilities, including excise taxes on benefits following a change in control. The Board of Directors began considering a post-retirement plan in June 2006, which plan was finalized and approved in February 2007.

Amended and Restated Directors Deferred Compensation Plan

Participation in our Amended and Restated Directors Deferred Compensation Plan, or the Directors Deferred Compensation Plan, is limited to directors of Pinnacle, and each eligible director may elect to defer all or a portion of his or her annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of our common stock, at each director’s election. The only condition to each director’s receipt of shares credited to his deferred compensation account is cessation of such director’s service as a director of Pinnacle.

As of the date the director’s compensation would otherwise have been paid, and depending on the director’s election, the director’s deferred compensation account will be credited with either:

•	cash;

•

the number of full and/or fractional shares of our common stock obtained by dividing the amount of the director’s compensation for the calendar quarter which he elected to defer, by the average of the closing price of our common stock on the NYSE on the last ten business days of the calendar quarter for which such compensation is payable; or

•	a combination of cash and shares of our common stock as described in the bullet points above.

Were a director to defer cash compensation, all such amounts credited to the director’s deferred compensation account would bear interest at an amount to be determined from time to time by the Board of Directors. No current director has deferred cash compensation.

If a director has elected to receive shares of Pinnacle common stock in lieu of his or her retainer and we declare a dividend, such director’s deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle common stock obtained by dividing the dividends which would have been paid on the shares credited to the director’s deferred compensation account by the closing price of our common stock on the NYSE on the date such dividend was paid. In addition, if we declare a dividend payable in shares of our common stock, the director’s deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle common stock for such stock dividend.

Participating directors do not have any interest in the cash and/or Pinnacle common stock credited to their deferred compensation accounts until distributed in accordance with the Directors Deferred Compensation Plan, nor do they have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Directors Deferred Compensation Plan are no greater than the rights of an unsecured general creditor of Pinnacle.

Each participating director may elect to have the aggregate amount of cash and shares credited to his or her deferred compensation account distributed to him or her in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed fifteen years. The lump sum payment or the first installment will be paid as of the first business day of the calendar quarter immediately following the cessation of the director’s service as a director. Before the beginning of any calendar year, a director may elect to change the method of distribution of any future interests in cash and/or Pinnacle common stock credited to his or her deferred compensation account in such calendar year.

The maximum number of shares of our common stock that can be issued pursuant to the Directors Deferred Compensation Plan is 275,000 shares, of which 227,089 have been earned as of December 31, 2006. The shares of Pinnacle common stock to be issued under the Directors Deferred Compensation Plan may be either authorized and unissued shares or reacquired shares. Historically, each time shares are credited to directors’ deferred compensation accounts, we have purchased an equal number of shares in the open market and deposited them into a separate brokerage account established for the Directors Deferred Compensation Plan.

Director Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2006. Directors who are employees are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)	Total ($)
John V. Giovenco	108,790	0	147,166	0	0	0	255,956
Richard J. Goeglein	86,925	0	147,166	0	0	0	234,091
Bruce A. Leslie	113,175	0	19,031	0	0	0	132,206
James L. Martineau	97,406	0	19,031	0	0	0	116,437
Michael Ornest	88,928	0	19,031	0	0	0	107,959
Lynn P. Reitnouer	101,406	0	147,166	0	0	0	248,572
Timothy J. Parrott (d)	85,281	0	166,367	0	0	0	251,648

(a)	Includes annual retainer fees, meeting fees and fees for committee chairmanships as discussed above.

(b)	Each non-employee director was granted 10,000 options on May 10, 2006. The value in this column is determined in accordance with Statement of Financial Accounting Standard No. 123(R). For Messrs. Giovenco, Goeglein and Reitnouer, the increased benefit reflects the accelerated vesting feature associated with board members who elect to retire after age 70. The following options to purchase shares of Pinnacle Common Stock were outstanding at the end of the year for each non-employee director: John V. Giovenco—50,000; Richard J. Goeglein—32,000; Bruce A. Leslie—50,000; James L. Martineau—59,000; Michael Ornest—38,400; Lynn P. Reitnouer—58,000; Timothy J. Parrott—See footnote (d) below.

(c)	All deferrals under the Directors Deferred Compensation Plan have been in shares of stock. Although the directors who participate in the plan benefit from appreciation in the value of the stock, no interest or earnings are credited on the stock.

(d)	Timothy Parrott resigned from the Board of Directors effective as of August 31, 2006. Pursuant to an agreement with Mr. Parrott in connection with his resignation from the Board, the unvested portion of Pinnacle stock options previously granted to Mr. Parrott, covering 43,600 shares, vested on his resignation date. As of December 31, 2006, Mr. Parrott had exercised all of his stock options and therefore has no remaining options outstanding. Additionally, under the agreement, Mr. Parrott is entitled to continued coverage under our medical plan until the earlier of (i) 12 months from the resignation date or (ii) the date he is eligible for, or covered by, any other medical plan.

Compensation Committee Interlocks and Insider Participation

Messrs. Goeglein, Reitnouer and Martineau served on the Compensation Committee in 2006. None of the three members of the Compensation Committee was an officer or employee or former officer or employee of Pinnacle or its subsidiaries or had a relationship requiring disclosure under the Transactions with Related Persons, Promoters and Certain Control Persons discussion below and no such member has any interlocking relationships with Pinnacle that are subject to disclosure under the rules of the SEC relating to compensation committees.

Executive Officers

Executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Compensation Discussion and Analysis” below. The current executive officers are as follows:

Name	Age	Position with the Company
Daniel R. Lee	50	Chairman of the Board of Directors and Chief Executive Officer

Wade W. Hundley	41	President

Stephen H. Capp	45	Executive Vice President and Chief Financial Officer

John A. Godfrey	57	Executive Vice President, Secretary and General Counsel

Alain Uboldi	60	Chief Operating Officer

For biographical information for Mr. Lee, see “—Information Regarding the Director Nominees of the Company.”

Mr. Hundley has served as the Company’s President since February 2005; Executive Vice President and Chief Operating Officer of the Company from September 2001 to February 2005; Office of the CEO of Harveys Casino Resorts (gaming operations) from December 2000 through July 2001; and Principal, Colony Capital (private equity investment), June 1993 through November 2000.

Mr. Capp has served as the Company’s Executive Vice President and Chief Financial Officer since January 2003; Managing Director, Bear, Stearns & Co. Inc. from 1999 to January 2003; Group Head, BancAmerica Securities’ Latin America debt distribution business from 1997 to 1999; Managing Director, BancAmerica Securities from 1992 to 1997; and Finance Associate followed by Vice President, Security Pacific Merchant Bank from 1989 to 1992.

Mr. Godfrey has served as the Company’s Executive Vice President since February 2005 and as Secretary and General Counsel since August 2002; Senior Vice President of the Company from August 2002 to February 2005; Partner, Schreck Brignone Godfrey (law firm) from January 1997 to August 2002; Partner, Schreck, Jones, Bernhard, Woloson & Godfrey (law firm) from June 1984 to December 1996; Chief Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division from 1983 to 1984; Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division from 1980 to 1983; Deputy State Industrial Attorney for the State of Nevada from 1977 to 1980; Trustee, International Association of Gaming Attorneys (and former President) from October 2000 to October 2006; and Member, Executive Committee of the Nevada State Bar’s Gaming Law Section since June 2002.

Mr. Uboldi has served as the Company’s Chief Operating Officer since February 2005; Regional Vice President and General Manager of the Company’s L’Auberge’ du Lac Hotel & Casino development from February 2004 to February 2005; Vice President and General Manager of the Company’s Belterra Casino Resort property from November 2001 to January 2004; President of A Winning Solution (gaming consulting company) in 2001; and President and Chief Operating Officer of Lady Luck Gaming Corporation (casino gaming company) from 1993 to 2000.

The Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006, and the notes thereto.

Review with Management

Management is responsible for preparing the Company’s financial statements and the reporting process, including the system of internal control. The Audit Committee, in its oversight role, has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2006 and the notes thereto.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, which includes, among other items, the auditors’ responsibilities, any significant issues arising during the audit, and any other matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received written disclosures and the letter from Deloitte regarding its independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with Deloitte its independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

John V. Giovenco (Chairman)

Michael Ornest

Bruce A. Leslie

Ellis Landau

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed by the Company on behalf of its directors and officers, or furnished to the Company by its 10% stockholders, during or with respect to the year ended December 31, 2006 pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all required reports on Form 3, Form 4, Form 5 and Form 13G were timely filed except in the following instances with respects to Mr. Leslie, which amended reports were filed to reflect additional compensation earned and deferred by Mr. Leslie pursuant to the Directors Deferred Compensation Plan, but not included in the original filing by the Company on behalf of Mr. Leslie:

An amended Form 4 filed on June 30, 2006 for the period ended March 31, 2006 to include 51 additional shares for the period ended March 31, 2006.

An amended Form 4 filed on January 3, 2007 for the period ended June 30, 2006 to include 68 additional shares for the period ended June 30, 2006.

An amended Form 4 filed on January 29, 2007 for the period ended September 30, 2005 to include 28 additional shares for the period ended September 30, 2005, 51 additional shares for the period ended December 31, 2005, 42 additional shares for the period ended March 31, 2006, and 18 additional shares for the period ended June 30, 2006.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the name, number of shares and percent of the outstanding Pinnacle Common Stock beneficially owned as of March 15, 2007 (except where a different date is indicated below) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Pinnacle common stock, each director, each Named Officer, and all directors and executive officers as a group. In each instance, except as otherwise indicated, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company. Unless otherwise indicated below, the address of each person or entity listed below is c/o Pinnacle Entertainment, Inc., 3800 Howard Hughes Parkway, Las Vegas, NV 89109

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Outstanding (a)
Columbia Wanger Asset Management, L.P.	3,460,000	(b)	5.80%
Daniel R. Lee	1,114,701	(c)	1.83%
Wade W. Hundley	446,000	(d)	*
Stephen H. Capp	256,570	(e)	*
Michael Ornest	231,562	(f)	*
John A. Godfrey	223,000	(g)	*
John V. Giovenco	116,000	(h)	*
Lynn P. Reitnouer	101,915	(i)	*
Alain Uboldi	91,000	(j)	*
Bruce A. Leslie	63,074	(k)	*
James L. Martineau	55,710	(l)	*
Richard J. Goeglein	10,000	(m)	*
Ellis Landau	1,000		*
Current directors and executive officers as a group (12 persons)	2,710,532	(n)	4.38%

*	Less than one percent (1%) of the outstanding common shares.

(a)	Assumes exercise of stock options beneficially owned by the named individual or entity into shares of Pinnacle common stock. Based on 59,681,081 shares outstanding as of March 15, 2007.

(b)	Based on information in Schedule 13G dated January 12, 2007 filed by Columbia Wanger Asset Management, L.P. with the Securities and Exchange Commission (“SEC”). Of the shares reported as beneficially owned by Columbia Wanger Asset Management, L.P., Columbia Wanger Asset Management, L.P. has sole power to vote or to direct the vote of 3,460,000 of such shares, and sole power to dispose of or to direct the disposition of all 3,460,000 shares.

(c)	Includes 1,105,801 shares of Pinnacle common stock which Mr. Lee has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. 3,700 of Mr. Lee’s shares of Pinnacle common stock were held in a margin account and pledged in accordance with the terms of such account.

(d)	Includes 429,000 shares of Pinnacle common stock which Mr. Hundley has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007.

(e)	Includes 249,391 shares of Pinnacle common stock which Mr. Capp has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. Also includes 6,179 shares of Pinnacle common stock held by Mr. Capp in Pinnacle’s 401(k) plan.

(f)	Includes 15,200 shares of Pinnacle common stock which Mr. Ornest has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. These shares also include 91,362 shares of Pinnacle common stock owned by the Harry and Ruth Ornest Trust, with respect to whose shares Mr. Ornest has beneficial ownership. These shares exclude 60,000 shares of Pinnacle common stock owned by the Ornest Family Foundation, as to which Mr. Ornest has no interest.

(g)	Includes 220,000 shares of Pinnacle common stock which Mr. Godfrey has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007.

(h)	Includes 26,000 shares of Pinnacle common stock which Mr. Giovenco has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. 90,000 of Mr. Giovenco’s shares of Pinnacle common stock were held in a margin account and pledged in accordance with the terms of such account.

(i)	Includes 34,800 shares of Pinnacle common stock which Mr. Reitnouer has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. Also includes 17,115 shares of Pinnacle common stock credited to Mr. Reitnouer’s deferred compensation account under the Directors Deferred Compensation Plan.

(j)	Includes 90,000 shares of Pinnacle common stock which Mr. Uboldi has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007.

(k)	Includes 26,000 shares of Pinnacle common stock which Mr. Leslie has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. Also includes 23,074 shares of Pinnacle common stock credited to Mr. Leslie’s deferred compensation account under the Directors Deferred Compensation Plan.

(l)	Includes 35,800 shares of Pinnacle common stock which Mr. Martineau has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007. Also includes 12,119 shares of Pinnacle common stock credited to Mr. Martineau’s deferred compensation account under the Directors Deferred Compensation Plan.

(m)	Includes 10,000 shares of Pinnacle common stock which Mr. Goeglein has the right to acquire upon the exercise of options exercisable within 60 days of March 15, 2007.

(n)	Includes 2,248,992 shares of Pinnacle common stock of which the directors and executive officers may be deemed to have beneficial ownership with respect to options to purchase Pinnacle common stock exercisable within 60 days of March 15, 2007. Excluding such shares, the directors and executive officers of the Company have beneficial ownership of 468,540 shares of Pinnacle common stock, which represents 0.8% of the shares of Pinnacle Common Stock outstanding as of March 15, 2007.

Transactions with Related Persons, Promoters and Certain Control Persons

Our audit committee charter requires that the audit committee review on an ongoing basis and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K.

Daniel R. Lee, our Chairman and Chief Executive Officer, holds $1 million in aggregate principal amount of our 8.25% senior subordinated notes due 2012, which he acquired in periods prior to 2006. As a holder of the notes, Mr. Lee is entitled to receive semi-annual interest payments on the notes. In March 2004, the executive committee of our board of directors approved Mr. Lee’s acquisition of $500,000 in principal amount of the notes he holds, since those notes were acquired directly from us. In November 2005, Mr. Lee acquired the other $500,000 in principal amount of notes in the open market. Such open market purchase did not require either the executive or audit committee approval. Mr. Lee’s acquisition of such portion of the notes and the receipt of interest payments thereon were acquired on the open market and any benefits he received in respect of the notes were afforded to all holders of the notes on a pro rata basis.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item No. 2 on Proxy Card)

The Audit Committee has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the 2007 fiscal year, and to audit the effectiveness of internal control over financial reporting and management’s assessment of internal control over financial reporting, as of December 31, 2007. This appointment is being presented to stockholders for ratification at the Annual Meeting. Stockholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s Restated Bylaws or otherwise. The Company is submitting the appointment of Deloitte & Touche LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements if they desire and will be available to respond to appropriate questions.

Required Vote

The action of the Audit Committee in appointing of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 fiscal year will be ratified upon the approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2007.

Audit and Related Fees

Fees Paid to Independent Auditor

The following table shows fees that the Company paid (or accrued) for professional services rendered by Deloitte & Touche LLP for fiscal years 2006 and 2005.

Fee Category	2006	2005
Audit Fees	$1,558,454	$1,381,390
Audit-Related Fees	0	0
Tax Fees	611,068	236,091
All Other Fees	0	0

Total All Fees	$2,169,522	$1,617,481

Audit Fees

Audit fees for 2006 and 2005 relate to professional services rendered by Deloitte & Touche LLP in connection with reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, certain procedures in connection with registration statements and prospectus supplements and other offering documents, and the audit of the Company’s financial statements and effectiveness of internal control over financial reporting and management’s assessment of internal control over financial reporting (as required by the Sarbanes-Oxley Act).

Audit-Related Fees

Except as described above, Deloitte & Touche LLP did not bill any fees for, or provide to the Company, any assurance or related services rendered in 2006 or 2005 that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees

Fees billed for 2006 and 2005 relate to tax compliance and tax advice and planning services rendered by Deloitte & Touche LLP.

All Other Fees

Except as described above, Deloitte & Touche LLP did not bill the Company for any fees for, or deliver or render to the Company, any other products or services in 2006 or 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted formal policies and procedures with regard to the approval of all professional services provided to the Company by Deloitte & Touche LLP. Below is a summary of the 2006 policies and procedures.

With regard to “Audit” services, in 2006, the Audit Committee pre-approved the proposed budget for Deloitte & Touche LLP’s audit and Sarbanes-Oxley attestation of the Company’s financial statements, plus up to an additional amount for audit services not included in the budget.

With regard to “Audit-Related” services, in 2006, the Audit Committee pre-approved the expenditure of up to a certain amount for services included on a pre-approved list. The Audit Committee’s policy is to use Deloitte & Touche LLP only if these services more logically can be performed by the accounting firm than by other qualified accounting firms.

With regard to “Tax” services, in 2006, the Audit Committee pre-approved the expenditure of up to a certain amount for services included on a pre-approved list. The Audit Committee’s policy is to use Deloitte & Touche LLP only if these services more logically can be performed by the accounting firm than by other qualified accounting firms.

With regard to “Other” services, in 2006, the Audit Committee pre-approved the expenditure of up to a certain amount for services included on a pre-approved list. The Audit Committee’s policy is to use Deloitte & Touche LLP for such services only if it has been determined that (a) Deloitte & Touche LLP’s services are “synergistic” and utilizing Deloitte & Touche LLP creates efficiencies, minimizes disruption or preserves confidentiality or (b) Deloitte & Touche LLP possesses unique or superior qualifications to provide such services. The Audit Committee is able to pre-approve exceptions to this policy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives

Attracting, retaining and motivating well-qualified executives is essential to the success of any company. This is particularly the case with us, as we are experiencing rapid growth in a dynamic industry. We have assembled our current team of key executives within the past few years. Under their leadership, we have experienced significant profit improvement from our existing operations. We have also completed or are undertaking major projects in Lake Charles, Louisiana; Baton Rouge, Louisiana; Atlantic City, New Jersey; and St. Louis city and county, Missouri, involving aggregate capital expenditures likely to be over $3 billion over the next 4 to 5 years. We believe that it is important to motivate and retain the current key management team to ensure the successful completion of these projects and for our company to continue to seek, obtain, finance, design, build, open and operate other successful properties.

The gaming industry is highly competitive and has a limited number of highly qualified executives. It is a very specialized industry, requiring diverse skills. Executives and their families undergo a very high level of public and regulatory scrutiny. Our company competes with many other public gaming companies for executive talent, including several companies with significantly greater resources. We also compete for talent with private gaming companies, private equity firms investing in gaming, and Native American casinos. Under existing tax laws, private equity firms and Native American casinos are able to compensate executives in a more tax-efficient manner than we and other public gaming companies can.

In light of the highly competitive market for top executive talent in the gaming industry, the goals of our compensation program are to provide significant rewards for successful performance, and to encourage retention of top executives who may have attractive opportunities at other companies.

Internal Revenue Code Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the company’s chief executive officer and the four other most highly compensated officers, except for compensation that is “performance based.” Our general intent is to design compensation awards to our named executive officers so that the awards will be deductible without limitation. However, we may make compensation awards that are not deductible if our best interests so require. Our bests interests do not usually require that compensation to our executives be deductible. In most recent years, we have not had to pay income tax due to loss carryforwards, tax depreciation (particularly from new properties) and financial leverage. We believe that our new properties and the financial leverage resulting from their construction will result in much of our cash flow from operations not being subject to current income taxation over the next few years. Eventually, however, we do expect to incur federal income taxes as our new properties mature and our leverage decreases.

Role of Executive Officers in Compensation Decisions

Our compensation decisions are made by the Compensation Committee, which is composed entirely of independent outside members of our Board of Directors, and Compensation Committee decisions are generally ratified by our full Board of Directors, with Mr. Lee abstaining as to his compensation. The Compensation Committee periodically receives recommendations from our principal executive officer, Mr. Lee, and consults with outside, nationally-recognized independent compensation consultants, as it deems appropriate. Other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee and by working with the outside independent compensation consultants to give them the information necessary to enable them to complete their reports. The Compensation Committee also considers publicly-available information on the executive compensation of a peer group of approximately 15 companies. The peer group primarily consists of companies in the gaming and hospitality industry, but also includes some companies in the financial and private equity fields. The Compensation Committee includes financial and private equity companies in the peer group because, in light of the evolving nature of the gaming industry, several members of our key management team have been drawn from such companies, and may have attractive opportunities to return to such companies.

Elements Of Compensation

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	base salary;

•	bonuses;

•	deferred compensation;

•	stock options;

•	restricted stock;

•	change in control payments and related tax gross-ups; and

•	all other compensation, including perquisites

Salary

In view of our desire to reward performance and loyalty, we regard salary as only one component of the compensation of our named executive officers. We believe that the salaries of our named executive officers are below the market for salaries that peer group companies pay to similar officers. The salaries of our named officers were determined in the course of negotiations over their employment agreements; in those employment agreements, we were assisted by counsel and, where appropriate, qualified compensation consultants.

Bonuses

The parameters for Mr. Lee’s bonuses are set forth in his employment agreement, which was the subject of negotiation between Mr. Lee and us. Mr. Lee can earn annual bonuses of up to 150% of his annual salary, with a targeted bonus of 75% of his annual salary, based on meeting certain performance targets with respect to our earnings before interest, taxes, depreciation and amortization, or EBITDA.

The Compensation Committee establishes EBITDA-based targets annually near the beginning of each year, after consultation with Mr. Lee and, where deemed appropriate, with outside consultants. The Compensation Committee generally sets the EBITDA-based targets so that Mr. Lee’s total cash compensation will be competitive with the cash compensation of successful chief executive officers of peer group companies if the targets are met.

The EBITDA target is typically based on our total EBITDA with certain adjustments, which we refer to as adjusted EBITDA.

For 2006, the adjusted EBITDA threshold was $135 million, below which Mr. Lee would receive no bonus. The adjusted EBITDA target was $162 million, at which Mr. Lee would receive a bonus of 75% of his base salary. The adjusted EBITDA maximum was $173 million, above which Mr. Lee would receive a bonus of 150% of his base salary. These targets compared with our actual adjusted EBITDA calculated on the same basis for 2005 and 2004 of approximately $128 million and $95 million, respectively. The Compensation Committee certifies in writing that the targets have been met before the bonus is paid. Since Pinnacle achieved an adjusted

EBITDA of approximately $203 million for the 2006 fiscal year, as reported in our earnings release furnished in a Current Report on Form 8-K filed on March 1, 2007, Mr. Lee received a bonus of 150% of his base salary.

As described in such Form 8-K, adjusted EBITDA for 2006 was defined as earnings before interest expense and income, provision for income taxes, depreciation, amortization, minority interest, litigation settlement, net merger termination gains, gains on sale of equity securities and real estate, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs and share-based compensation.

The Compensation Committee may defer payment of a portion of the bonus until a later date in order to encourage loyalty. The Compensation Committee has deferred 50% of Mr. Lee’s bonus for 2006; the deferred portion of the bonus does not accrue interest, is an unsecured obligation of ours, and will be paid 1/3 in January 2008, 1/3 in January 2009 and 1/3 in January 2010. Mr. Lee will receive the deferred portion of the bonus only if he is employed on the scheduled payment date, dies, becomes disabled, terminates his employment for “good reason,” is terminated by us without “cause” under his employment agreement, or he has a termination of employment that would entitle him to change in control payments under his employment agreement. To the extent necessary to prevent Mr. Lee from being subject to a penalty tax under Internal Revenue Code Section 409A, payment of the deferred amounts will be delayed after his termination of employment.

The bonuses of our other named executive officers are determined in the sole discretion of the Compensation Committee, based on consultations with, and recommendations of, our principal executive officer. The Compensation Committee may also decide to defer a portion of each of such bonus to each named executive officer. The Compensation Committee deferred 25% of the 2006 bonuses of the named executive officers other than Mr. Lee. The deferred bonuses do not accrue interest, are an unsecured obligation of Pinnacle, and will be paid in three equal annual installments in January 2008, 2009 and 2010. To receive the deferred bonus, each named executive officer must continue to be employed by us on the deferred payment date, unless he dies, becomes disabled, terminates his employment for “good reason,” is terminated by us without “cause” under his employment agreement, or has a termination of employment that would entitle him to change in control payments under his employment agreement. To the extent necessary to prevent the executive officer from being subject to a penalty tax under Internal Revenue Code Section 409A, payment of the deferred amounts will be delayed after his termination of employment.

We believe that the base salary and bonuses (taken together and disregarding the deferral aspects) paid to our named executive officers are at or somewhat above the market for cash compensation paid to named executive officers by peer companies. We are not aware whether peer group companies have mandatory deferral and in comparing our total base salary and bonus amounts with the peer group, we have not discounted these amounts to reflect our deferral of bonuses.

We also consider, and may award, special bonuses when one or more named executive officers has made significant contributions to our achievement of important goals. For example, after our bid for Aztar Corporation resulted in our receipt of a merger termination fee of approximately $78 million ($45 million after fees and expenses), we awarded special bonuses totaling $950,000 to certain of our named executive officers. The Compensation Committee awarded such special bonuses in recognition of the exceptional initiative and hard work involved in such bid, the positive outcome to the company, and the benefits of encouraging similar initiative and hard work in the future.

Deferred Compensation

In addition to the deferral of bonuses that may be mandated by the Compensation Committee, we offer an elective deferred compensation program for our senior executives. As explained more fully below, amounts that a participating named executive officer elects to defer under our Executive Deferred Compensation Plan will be credited with interest at 3% per annum. However, if a participating executive dies, becomes disabled, or retires, such participant’s benefits will be recalculated with an interest rate of 10% per annum. If employment terminates for any other reason, the committee that administers the Executive Deferred Compensation Plan (which currently is the Compensation Committee), in its sole discretion, may decide to use the 10% rate to determine the amount that should be credited to such participating executive’s account. The intent of such discretion is to allow us to distinguish between employees who leave to pursue interests unrelated to our activities and employees who leave to pursue activities that might be at odds with our interests, such as working for a competitor. The interest rates on deferred compensation thus help to achieve our objective of rewarding loyalty to us.

Deferrals that were deducted from salaries and bonuses in 2004 and earlier years are not subject to the 3% or 10% interest rates. Instead, each participating executive may select from a list of hypothetical investment funds among which deferred contributions shall be allocated. Although a participating executive’s deferred compensation will not be invested directly in the selected hypothetical investment funds, his deferral compensation account attributable to deferrals of salary and bonus in 2004 and earlier years shall be adjusted according to the performance of such funds.

Stock Options

We believe that awards of stock options to named executive officers provide a valuable incentive for them and helps align their interests with that of our stockholders. We believe that stock options are a vital component of our philosophy of compensating named executive officers for successful results, as they can realize value on their stock options only if the stock price increases.

We also believe that unvested options are a significant tool to encourage retention. We favor longer vesting periods, usually five years, than is common at many other companies. The longer vesting period encourages our named executive officers to think about our long-term development. It also creates greater likelihood of in-the-money, unvested options, which will encourage a named executive officer to remain with us rather than exploring other promising opportunities. Unlike many companies, we generally do not award options every year to each named executive officer, but usually consider each named executive officer for new grants every two or three years while prior grants remain partially unvested. By having overlapping grants with a five-year vesting period, and assuming that our stock price continues to rise, our named executive officers will generally have in-the-money, unvested options at all times.

Because we generally do not grant options every year, the relative size of each grant of options to our named executive officers is often greater than the size of annual grants to similar officers of companies in our peer group. We believe that, on an annualized basis, the size of the option grants to our named executive officers is smaller than the size of option grants to similar officers of our peer companies. Our Compensation Committee determines the size of each grant, after receiving advice from Mr. Lee and, where appropriate, from outside consultants. Our Compensation Committee generally considers option grants when a named executive officer is hired. Stock option grants are awarded as of the date of the Compensation Committee’s meeting. The exercise price of each stock option is the closing price of our stock on the day of the Compensation Committee’s meeting. The Compensation Committee does not delegate to management or others its decisions regarding stock options granted to named executive officers. We have no policy that prevents us from granting options while we are in possession of material non-public information.

Restricted Stock

Because we regard equity ownership by our named executive officers as extremely important in aligning their interest with the interest of our stockholders, we want them to have a meaningful equity ownership even if the value of our stock does not increase and their stock options therefore are not valuable. Accordingly, in 2006, to recognize the extraordinary efforts of our named executive officers in that year, we granted certain amounts of restricted stock to them. To encourage our named executive officers to remain with us, the restricted stock is subject to a five-year vesting schedule. We believe that, even with the grants of restricted stock, the size of our equity awards on an annualized basis to our named executive officers is less than the size of equity awards to similar named executive officers of our peer companies.

We note that the grant of restricted stock is a trend among public companies. We may accordingly make similar grants of restricted stock in the future, although we did not do so in any recent year prior to 2006.

Change In Control Payments And Related Tax Gross-Ups

Our employment agreements with our named executive officers provide that they will receive certain payments, including tax “gross-up” payments, if we undergo a change in control. The details of such arrangements are discussed in the section entitled “Employment Agreements and Change in Control Provisions” below.

Our employment agreements with our named executive officers provide that they will receive certain payments if we undergo a change in control. The employment agreements of our named executive officers other than Mr. Lee provide for “double trigger” change in control payments; i.e., the named executive officer does not receive his payments automatically on the occurrence of a change in control, but must either be discharged by the company without “Cause” or quit the company for “Good Reason” (e.g., because he is demoted), within six months before, or within 12 months after, the occurrence of a change in control. Thus, the change in control payments are essentially compensation for being fired or forced out of a job in connection with a change in control. However, a named executive officer other than Mr. Lee can receive his change in control payments if he quits the employ of the company for any reason at least 12 months but not later than 24 months after the occurrence of a change in control. This provision essentially compensates him for remaining during a 12-month transition period after the occurrence of a change in control, but permits him to receive the compensation if, at the end of that time, he finds that the company is now an undesirable place to work. Thus, this provision functions as a retention bonus to assist in an orderly transition in the event of a change in control by giving our named executive officers an incentive to remain employed during the 12 months after a change in control.

The change in control provision in Mr. Lee’s employment agreement is essentially a “single trigger” provision, in that it permits him to receive the change in control payments if he leaves for any reason after the change in control. The reason for this provision is that being the Chief Executive Officer of a publicly-traded company is a unique position which Mr. Lee would likely need to relinquish upon a change in control. Furthermore, if Mr. Lee remains with the Company or an acquiring entity after a change in control, there may be negotiations then regarding continued employment.

We believe that the gross-up provisions are necessary to enable our named executive officers to enjoy the full benefit of their change in control payments. These provisions also enable executives to assist the Board of Directors in analyzing any offers that might be made for acquisition of control of the company without the distraction of worrying about the negative tax consequences that they might otherwise incur. Approximately half of the companies in our peer group provide such gross-up payments to their named executive officers.

All Other Compensation

All Other Compensation for our named executive officers includes, among other things, matching contributions to our 401(k) plan, perquisites and related tax gross ups.

We do not provide perquisites to our named executive officers (except to our Principal Executive Officer, Mr. Lee) that have an annual incremental cost to us of $10,000 or more.

We allow named executive officers and their families to use the corporate aircraft to attend Pinnacle meetings or other Pinnacle business events, but in general only when the aircraft is otherwise traveling for business purposes and there are empty seats. At times, such as New Year’s Eve or other casino player events, it is to Pinnacle’s benefit to invite spouses to such events, even though such spouses generally are not employees or officers of Pinnacle. If a named executive officer must recognize taxable income on such air travel, we make a cash payment to him to gross him up for the income tax liability. Mr. Lee’s family traveled with him to a few Pinnacle business events during 2006 on our aircraft. This resulted in taxable income to him, which taxes Pinnacle paid on his behalf. This resulted in $8,166 of income. These “gross-up” payments are included in the “All Other Compensation” column in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth the compensation paid by Pinnacle in 2006 to the CEO, CFO and each of the three highest paid executive officers of Pinnacle other than the CEO and CFO for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Daniel R. Lee Chairman of the Board of Directors and Chief Executive Officer	2006	875,000	500,000	26,922	0	1,312,500	23,526	26,507	2,764,455

Stephen H. Capp Executive Vice President and Chief Financial Officer	2006	432,154	700,000	8,974	0	0	—	5,500	1,146,628

Wade W. Hundley President	2006	477,308	580,000	17,948	0	0	0	5,500	1,080,756

John A. Godfrey Executive Vice President, Secretary and General Counsel	2006	393,500	425,000	8,974	0	0	1,614	5,500	834,588

Alain Uboldi Chief Operating Officer	2006	388,654	340,000	8,974	0	0	23,569	4,433	765,630

(a)	Reflects amounts actually earned in 2006. Mr. Lee’s annual base salary was raised from $875,000 to $1 million, effective January 1, 2007. Mr. Capp’s annual base salary was raised to $500,000 from $360,000, effective June 13, 2006. Mr. Hundley’s annual base salary was raised to $550,000 from $400,000, effective June 13, 2006. Mr. Godfrey and Uboldi’s annual base salaries were raised to $425,000 from $360,000 and $350,000, respectively, effective June 13, 2006.

(b)	Includes special bonuses paid in connection with our receipt of merger termination fees from Aztar Corporation. The amounts in this column for Mr. Lee do not include the bonus that he earns based on satisfaction of pre-established performance targets. Those amounts are included in the “Non-Equity Incentive Plan Compensation” column of this table. A portion of the annual bonuses reflected in this column are deferred as discussed in the “Elements of Compensation—Bonuses” section above.

(c)	We granted restricted stock to our named executive officers on October 6, 2006. The value in this column is the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with Statement of Financial Accounting Standard No. 123(R) and is the full value of the award in accordance with Statement of Financial Accounting Standard 123(R).

(d)	We did not grant any options to our named executive officers in 2006.

(e)	The amount in this column for Mr. Lee includes the bonus that he earned based on satisfaction of pre-established performance targets, a portion of which was deferred to be paid in future years. For a more detailed discussion of this bonus, see the “Elements of Compensation—Bonuses” section above.

(f)	Amount reflects the 2006 theoretical incremental earnings for contributions into the Executive Deferred Compensation Plan that are subject to the potential 10% annual rate of return (see “Executive Deferred Compensation Plan” below) compared to an annual rate of return of 5.56%, which rate is 120% of the monthly long-term Applicable Federal Rate of 4.64%. As more fully discussed below, named executive officers may contribute to the Executive Deferred Compensation Plan and receive a potential annual rate of return of 10% for their deferrals since 2005. As such rate exceeds 120% of the Applicable Federal Rate of 5.56%, the Summary Compensation Table includes the theoretical incremental return a named executive officer could earn at the 10% annual return rate versus the 5.56% rate. Such amount is only a theoretical benefit, as the named executive officer may only be credited with the 3% annual rate of return upon his departure as discussed below. Mr. Capp does not participate in the Executive Deferred Compensation Plan. Mr. Hundley has not contributed into the Executive Deferred Compensation Plan since 2004; earnings on his deferrals, therefore, are based on hypothetical investment fund alternatives, which we do not consider to be preferential.

(g)	For Mr. Lee, All Other Compensation includes: $8,166 for a tax gross up related to use of the corporate plane; group term life benefit of $1,932; medical benefit of $10,909; and a matching contribution to the 401(k) plan of $5,500. For Messrs. Capp, Hundley and Godfrey, All Other Compensation consists solely of matching contributions to the 401(k) plan. For Mr. Uboldi, All Other Compensation includes: $620 for a tax gross up related to a bicycle gift for his birthday; and a matching contribution to the 401(k) plan of $3,813.

Employment Agreements and Change in Control Provisions

Daniel R. Lee’s Employment Agreement

On December 21, 2006, we entered into a Second Amended and Restated Employment Agreement effective as of October 31, 2006, with Daniel R. Lee, our Chief Executive Officer and Chairman of the Board of Directors, or the Lee Employment Agreement. The Lee Employment Agreement amended and restated the prior employment agreement between us and Mr. Lee for the primary purpose of amending the termination provisions, including the vesting of options and the availability of other benefits upon termination, to conform those provisions more closely to similar provisions in the employment agreements of other named executive officers.

Mr. Lee’s salary and bonus are as follows:

•

Mr. Lee’s annual base salary under the Lee Employment Agreement remained at the rate of not less than $875,000, which was the rate under his prior employment agreement, subject to increases from time to time in the sole discretion of the our Compensation Committee. Mr. Lee’s salary was increased to $1 million effective as of January 1, 2007.

•

Mr. Lee is also entitled to earn bonuses with respect to each year of the term up to 150% of his annual salary with a targeted bonus of 75% of his annual salary based upon meeting performance targets with respect to the our earnings before interest, taxes, depreciation and amortization that shall be established by the Compensation Committee in consultation with Mr. Lee. We contemplate that the setting of the targets and goals and the payment of bonuses will be done in such a manner as to qualify such bonuses as “performance based” compensation under Section 162(m) of the Internal Revenue Code. Mr. Lee may also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Board.

The provisions of the Employment Agreement relating to the May 2005 grant to Mr. Lee of an option to purchase 600,000 shares of the Company’s common stock remain unchanged, except for the provisions relating to acceleration of vesting. Such stock option, which consists in part of a incentive stock option and a non-qualified stock option, vests in five equal annual installments beginning on May 3, 2006 and is subject to accelerated vesting in certain circumstances.

In addition, before the May 1, 2008 renewal date and at appropriate times thereafter, but no less frequently then within 40 months of the prior review, the Compensation Committee will review Mr. Lee’s long-term compensation and, in consultation with Mr. Lee, shall consider granting additional stock options and/or other long term incentive compensation to Mr. Lee.

The Employment Agreement provides for an initial term ending April 30, 2008 and will automatically renew for successive one-year periods thereafter unless notice of non-renewal is provided in writing by either party at least 90 days before the end of the then-current term.

If Mr. Lee’s employment is terminated due to death or disability, or terminated by us without cause or by Mr. Lee for “good reason,” as defined in the Lee Employment Agreement, more than 6 months prior to a “change of control,” as defined in the Lee Employment Agreement, or after 24 months following a “change of control,” or a Non-Change of Control Termination, Mr. Lee is entitled to certain payments including:

•

the balance of the term, but in any event no less than 150%, times the sum of his salary then in effect and a targeted bonus amount. The targeted bonus amount is equal to the greater of: (i) Mr. Lee’s bonus in the year prior to termination or (ii) the average of the annual bonuses paid to Mr. Lee for the past three consecutive years, including all deferred amounts;

•	a pro rata share of the annual bonus for the year of termination;

•	accelerated vesting of certain of Mr. Lee’s outstanding stock options, as explained in more detail below; and

•

continuation of health benefits coverage for Mr. Lee and his dependents and disability insurance coverage for Mr. Lee for specified periods following termination, which is generally five years in the case of death or disability and the balance of the term but in no event less than 1-1/2 years following termination in other cases.

In the case of death or disability, such payments are made in a lump sum.

For a Non-Change of Control Termination, the acceleration of the vesting of Mr. Lee’s outstanding stock options will be based on the following schedule:

•	if the termination occurs on or before the first anniversary of the option grant date, 1/3 of the options will be vested and exercisable as of the date of termination;

•

if the termination occurs after the first anniversary and on or before the second anniversary of the option grant date, 2/3 of the options will be vested and exercisable as of the date of termination; and

•	if the termination occurs after the second anniversary of the option grant date, all of the options will be vested and exercisable as of the date of termination.

If Mr. Lee’s employment is terminated by us without “cause” or he terminates for “good reason” on or within 6 months before or 24 months following a “change of control,” or a “Change-of-Control Termination,” then, among other things, Mr. Lee is entitled to:

•	receive an amount equal to 2 1/2 times his base salary plus 2 1/2 times the largest annual bonus, including all deferred amounts, paid to him during the three years preceding the “change of control;”

•	a pro rated bonus for the year of termination based on the targeted bonus for such year;

•	accelerated vesting of all outstanding stock options; and

•	continuation of health benefits coverage for Mr. Lee and his dependents and disability insurance coverage for Mr. Lee for specified periods following termination, which is generally five years.

All amounts payable under this severance benefit shall be paid in a lump sum within 30 days of termination. If any such payment would subject Mr. Lee to an excise tax under Section 4999 of the Internal Revenue Code, he will generally be entitled to receive an additional tax gross-up payment from Pinnacle. Because “good reason” under the Lee Employment Agreement is defined to include the occurrence of a “change of control,” Mr. Lee in effect has a “single trigger” change of control provision, in that he will receive his change of control benefits if he terminates his employment for any reason within 6 months before or 24 months following the occurrence of a change of control.

Certain non-competition, no-hire-away, and non-solicitation covenants apply to Mr. Lee for specified periods following the termination of his employment under certain circumstances. In the event of a Non-Change of Control Termination or a Change-of-Control Termination, the covenant not to compete shall not apply and the term of the no-hire-away policy shall be limited to 6 months from the date of termination.

The Lee Employment Agreement amends certain provisions relating to the vesting and exercisability of existing stock options. The principal change that the Lee Employment Agreement makes to existing stock options is that, in the event of a Change of Control Termination, the vesting of all stock options—rather than of options under a schedule similar to that set forth above in connection with Non-Change of Control Terminations —will be accelerated.

No payments under the Employment Agreement shall be made to Mr. Lee at a time or in a form that would subject him to a penalty tax of Section 409A of the Internal Revenue Code, or the 409A Tax. If any payment would, because of its timing or form, subject Mr. Lee to the 409A Tax, such payment shall instead be paid at the earliest time that it could be paid without subjecting him to the 409A Tax, and shall be paid in a form that would not subject Mr. Lee to the 409A Tax. This amount is referred to as the Deferred Amount. We will place an amount in a “rabbi trust” with an independent trustee reasonably acceptable to Mr. Lee equal to the Deferred Amount plus the simple interest at the prime rate that will accrue thereon.

Employment Agreements with Other Named Executive Officers

On October 6, 2006, we entered into employment agreements effective as of June 13, 2006, with each of: Wade W. Hundley, our President; Stephen H. Capp, our Executive Vice President and Chief Financial Officer; John A. Godfrey, our Executive Vice President, General Counsel and Secretary; and Alain Uboldi, our Chief Operating Officer. We refer to these agreements collectively as the Employment Agreements and to Messrs. Hundley, Capp, Godfrey and Uboldi, collectively as the Executives.

The Employment Agreements supersede prior agreements between us and the Executives. Mr. Hundley’s prior employment agreement was scheduled to expire on March 31, 2007, Mr. Capp’s on January 11, 2007, Mr. Godfrey’s on September 1, 2007 and Mr. Uboldi’s on December 22, 2006.

Our Executives’ annual base salaries under their respective Employment Agreements, which are subject to increases from time to time in the sole discretion of our Compensation Committee, are:

•	$550,000 for Mr. Hundley;

•	$500,000 for Mr. Capp;

•	$425,000 for Mr. Godfrey; and

•	$425,000 for Mr. Uboldi.

The Executives will be entitled to earn bonuses with respect to each year of the term, the amount of which will be determined at the discretion of our Chief Executive Officer and, if appropriate, our Compensation Committee.

The Employment Agreements provide for an initial term of three years ending June 13, 2009 and will automatically renew for successive one-year periods thereafter unless notice of non-renewal is provided in writing by either party at least 90 days before the end of the then-current term.

If any Executive’s employment is terminated due to death or disability, or terminated by us without cause or by the Executive for “good reason” (as defined in the Employment Agreements) at least 6 months before a “change of control” (as defined in the Employment Agreements) or after 24 months following a “change of control,” or a Non-Change of Control Termination, the Executive is entitled to certain payments including:

•

150% times the sum of the Executive’s salary then in effect and a targeted bonus amount, which is equal to the greater of i) the Executive’s bonus in the year prior to termination or ii) the average of the annual bonuses paid to the Executive for the past three consecutive years, with certain deferred bonus amounts included in certain circumstances

•	a pro rata share of the annual bonus for the year of termination;

•	accelerated vesting of certain of the Executive’s outstanding stock options, as explained below; and

•

continuation of health benefits coverage for the Executive and their dependents and disability insurance coverage for the Executive for specified periods following termination, which is generally, five years in the case of death or disability and 18 months otherwise.

For a Non-Change of Control Termination, the acceleration of the vesting of the Executive’s outstanding stock options will be based on the following schedule:

•	if the termination occurs on or before the first anniversary of the option grant date, 1/3 of the options will be vested and exercisable as of the date of termination;

•

if the termination occurs after the first anniversary and on or before the second anniversary of the option grant date, 2/3 of the options will be vested and exercisable as of the date of termination; and

•	if the termination occurs after the second anniversary of the option grant date, all of the options will be vested and exercisable as of the date of termination.

If any of the Executives’ employment is terminated by us without cause or he terminates for “good reason” on or within 6 months before or 24 months following a “change of control,” or if the Executive terminates his employment in his sole discretion within 12 months immediately following the first anniversary date of a “change of control,” or a Change-of-Control Termination, then, among other things, the Executive is entitled to:

•	receive an amount equal to two times his base salary plus two times the largest annual bonus paid to him during the three years preceding the “change of control”;

•	a pro rata annual bonus for the year of termination based on the targeted bonus for such year;

•	accelerated vesting of all outstanding stock options; and

•

continuation of health benefits coverage for the Executives and their dependents and disability insurance coverage for the Executive for specified periods following termination, which is generally five years.

All amounts payable under this severance benefit shall be paid in a lump sum within 30 days of termination. If any such payment would subject the Executive to an excise tax under Section 4999 of the Internal Revenue Code, he will generally be entitled to receive an additional tax gross-up payment from Pinnacle.

Certain non-competition, no-hire-away, and non-solicitation covenants apply to each Executive for specified periods following the termination of his employment under certain circumstances. In the event of a Non-Change of Control Termination, the covenant not to compete shall not apply. In the event of a Change-of-Control Termination, the covenant not to compete shall not apply and the term of the no-hire-away policy shall be limited to 6 months from the date of termination.

The Employment Agreements amend certain provisions relating to the vesting and exercisability of existing stock options. The principal change that the Employment Agreements make to existing stock options is that, in the event of a Change of Control Termination, the vesting of all stock options—rather than of options under a schedule similar to that set forth above in connection with Non-Change of Control Terminations—will be accelerated.

No payments under the Employment Agreements shall be made to any Executive at a time or in a form that would subject such Executive to a 409A Tax. If any payment would, because of its timing or form, subject any Executive to the 409A Tax, such payment shall instead be paid at the earliest time that it could be paid without subjecting the Executive to the 409A Tax, and shall be paid in a form that would not subject the Executive to the 409A Tax. We will place an amount in a “rabbi trust” with an independent trustee reasonably acceptable to Executive equal to the Deferred Amount plus the simple interest at the prime rate that will accrue thereon.

Table Showing Benefits of a Termination due to Death or Disability

The following table sets forth the amounts payable under the employment agreements of each of the executive officers named in the Summary Compensation Table in the event of a termination due to death or disability. The amounts in the table assume that the termination took place on December 29, 2006. The closing price of our common stock on such date was $33.14.

Name	Cash Severance ($)(a)	Value of Options and Restricted Stock that Have Accelerated Vesting ($)	Value of Medical Continuation ($)(b)	Gross-Up Amount ($)	Total ($)
Daniel R. Lee	5,516,667	6,066,500	119,860	—	11,703,027
Stephen H. Capp	2,015,000	3,822,195	119,860	—	5,957,055
Wade W. Hundley	2,165,000	4,117,333	119,860	—	6,402,193
John A. Godfrey	1,565,000	2,021,080	119,860	—	3,705,940
Alain Uboldi	1,602,500	1,223,000	119,860	—	2,945,360

(a)	These amounts include cash severance payments mandated by each executive officer’s employment agreement, as well as bonus amounts earned in 2005 and 2004, payment of which was deferred by the Compensation Committee.

(b)	These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost and incremental costs for the portion of the premiums that Pinnacle pays. The estimated amounts are given because of certain HIPPAA privacy regulations and are expected to be close to the true rate for the individual.

Table Showing Benefits of a Termination Without Cause or by Good Reason other than in Connection with a Change in Control

The following table sets forth the amounts payable under the employment agreements of each of the executive officers named in the Summary Compensation Table in the event of a termination without cause or by the employee for good reason other than in connection with a change in control. The amounts in the table assume that the termination took place on December 29, 2006. The closing price of our common stock on such date was $33.14.

Name	Cash Severance ($)(a)	Value of Options and Restricted Stock that Have Accelerated Vesting ($)	Value of Medical Continuation ($)(b)	Gross-Up Amount ($)	Total ($)
Daniel R. Lee	5,516,667	6,066,500	35,958	—	11,619,125
Stephen H. Capp	1,846,250	3,822,195	35,958	—	5,704,403
Wade W. Hundley	1,985,000	4,117,333	35,958	—	6,138,291
John A. Godfrey	1,443,125	2,021,080	35,958	—	3,500,163
Alain Uboldi	1,475,000	1,223,000	35,958	—	2,733,958

(a)	These amounts include cash severance payments mandated by each executive officer’s employment agreement, as well as bonus amounts earned in 2005 and 2004, payment of which was deferred by the Compensation Committee.

(b)	These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost and incremental costs for the portion of the premiums that Pinnacle pays. The estimated amounts are given because of certain HIPPAA privacy regulations and are expected to be close to the true rate for the individual.

Table Showing Benefits of a Change in Control

The following table sets forth the amounts payable under the employment agreements of each of the executive officers named in the Summary Compensation Table in the event of a termination in connection with a change in control event and, where applicable, a second triggering event. The amounts in the table assume that the triggering event took place on December 29, 2006. The closing price of our common stock on such date was $33.14.

Name	Cash Severance ($)(a)	Value of Options and Restricted Stock that Have Accelerated Vesting ($)	Value of Medical Continuation ($)(b)	Gross-Up Amount ($)	Total ($)
Daniel R. Lee	7,704,167	9,348,300	119,860	3,608,695	20,781,022
Stephen H. Capp	2,490,000	4,570,415	119,860	1,056,228	8,236,503
Wade W. Hundley	2,680,000	5,360,946	119,860	1,236,213	9,397,019
John A. Godfrey	1,940,000	2,769,300	119,860	840,424	5,669,584
Alain Uboldi	1,985,000	2,338,020	119,860	921,401	5,364,281

(a)	These amounts include cash severance payments mandated by each executive officer’s employment agreement, as well as annual bonus amounts earned in 2005 and 2004, payment of which was deferred by the Compensation Committee.

(b)	These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost and incremental costs for the portion of the premiums that Pinnacle pays. The estimated amounts are given because of certain HIPPAA privacy regulations and are expected to be close to the true rate for the individual.

Executive Deferred Compensation Plan

In 2000, we adopted the Executive Deferred Compensation Plan, or the Executive Plan, which allows certain of our highly compensated employees to defer, on a pre-tax basis, a portion of then- base annual salaries and bonuses. The Executive Plan is administered by a committee appointed by the Board of Directors, referred to as the Executive Plan’s Committee, which at present is the Compensation Committee of the Board of Directors, and participation in the Executive Plan is limited to employees who are (i) determined by us to be includable within a select group of employees, (ii) subsequently chosen from the select group, and (iii) approved by the Compensation Committee.

We may terminate, amend or modify the Executive Plan with respect to its participating employees at any time, subject to certain limitations set forth in the Executive Plan. We have amended and restated the Executive Plan to comply with the provisions of the American Jobs Creation Act of 2004, or the AJCA, and to make certain other changes in the Executive Plan.

The amended and restated Executive Plan, referred to as the Amended and Restated Executive Plan, first applied to elections participating employees made in December 2004 to defer their 2005 salaries, bonuses payable in early 2005, and bonuses paid in early 2006. The Amended and Restated Executive Plan also applies to any amounts participating employees elected to defer in December 2005 and will elect to defer in later years.

Under the Amended and Restated Executive Plan, a participating employee may elect in December of each year to defer up to 75% of his or her salary for the next year, and up to 90% of his or her bonus for the next year. Any such deferred compensation is credited to a deferral contribution account. A participating employee is at all times fully vested in his or her deferred contributions, as well as any appreciation or depreciation attributable thereto.

We do not make contributions to the Amended and Restated Executive Plan for the benefit of such employees. Amounts that a participating employee elects to defer under the Amended and Restated Executive Plan will be credited with interest at 3% per annum. However, if a participating employee dies, becomes disabled, or retires, such participant’s benefits will be recalculated with an interest rate of 10% per annum.

If employment terminates for any other reason, the Executive Plan’s Committee, in its sole discretion, may decide to use the 10% rate to determine the amount that should be credited to such participating employee’s account. The intent of such discretion by the Committee is to allow the Committee to distinguish between employees who may leave to pursue interests unrelated to the Company’s activities and employees who may leave to pursue activities that might be at odds with the Company’s interests, such as working for a competitor. Additionally, to the extent permitted in IRS guidance under the AJCA, a participating employee will receive an immediate payment of his or her deferred amounts with interest at the 10% rate upon a change in control of the Company. The Executive Plan’s Committee has the discretion to change these rates as of the beginning of any year on a prospective basis.

Distributions under the Amended and Restated Executive Plan are payable upon death, disability and upon the occurrence of a financial emergency, as defined in the AJCA. A participating employee will also receive distributions upon a change in control of the Company, to the extent permitted in IRS guidance under the AJCA. When making an election to defer salary and bonus, a participating employee can specify that the amounts deferred will be paid on certain dates at least two years after the amounts are deferred.

The provisions of the Executive Plan before its amendment will remain in effect for any deferrals that were deducted from salaries and bonuses in 2004 or in earlier years, including, but not limited to the following provisions:

(a) For purposes of determining the rate of return credited on any deferrals that were deducted from salaries and bonuses in 2004 or in earlier years, each participating employee may select from a list of hypothetical investment funds among which deferred contributions shall be allocated. Although a participating employee’s deferred compensation will not be invested directly in the selected hypothetical investment funds, his or her deferral compensation account shall be adjusted according to the performance of such funds. Although the fund investment alternatives under the Executive Plan are different from those under our 401(k) plan, we do not believe the participants in the Executive Plan are entitled to a preferential return on amounts deferred in relation to the return available to employees generally under the 401(k) plan. We are not obligated to acquire or hold any investment fund assets; and

(b) a participating employee may receive at any time 90% of his or her account balance attributable to deferrals that were deducted from salaries and bonuses in 2004 or in earlier years, subject to forfeiture of 10% of the account balance.

As with all non-qualified deferred compensation plans, a participating employee’s rights against us to receive the deferred amounts are limited to the rights of an unsecured general creditor. Our obligation to pay benefits under the Executive Plan, both before and after its amendment, is not backed by any security interest in our assets to assure payment of the deferred amounts.

Non-Qualified Deferred Compensation Table

The following table shows the deferred compensation activity for the executives named in the Summary Compensation Table for the Executive Plan. All executive nonqualified and Pinnacle contributions to each plan are also included in current year compensation presented in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel R. Lee	315,833	0	52,999	0	588,431
Stephen H. Capp (a)	—	—	—	—	—
Wade W. Hundley	0	0	34,042	0	347,180
John A. Godfrey	78,700	0	25,587	0	315,500
Alain Uboldi	317,663	0	103,440	0	1,144,234

(a)	Mr. Capp does not participate in the plan.

2005 Equity and Performance Incentive Plan

We adopted our 2005 Equity and Performance Incentive Plan, or the 2005 Plan, in April 2005, and our shareholders approved the 2005 Plan at our annual meeting on May 3, 2005. The 2005 Plan is administered by our Compensation Committee. The Compensation Committee has broad discretion and power in operating the 2005 Plan, in determining which of our employees, directors, and consultants shall participate, and the terms of individual awards.

Awards under the 2005 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing.

The shares authorized under the 2005 Plan are governed by the following principles:

•

The 2005 Plan provides for an aggregate of up to 3,000,000 shares of our common stock to be available for awards, plus the number of shares subject to awards granted under our prior stock plans that are forfeited, expire or are cancelled after the effective date of the 2005 Plan.

•

Any shares that are subject to awards other than options or stock appreciation rights (including shares delivered in settlement of dividend rights) shall be counted against this limit as 1.4 shares for every one share granted.

•

The aggregate number of shares available under the 2005 Plan and the number of shares subject to outstanding options and stock appreciation rights will be increased or decreased to reflect any changes in the outstanding common stock of Pinnacle by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction.

•	If any shares subject to an award under the 2005 Plan are forfeited, expire, or are terminated with issuance of shares, the shares shall again be available for award under the 2005 Plan.

•	As of December 31, 2006, 882,615 shares remain available for awards under the 2005 Plan.

Under the 2005 Plan, no participant may be granted in any 12-month period:

•	options or stock appreciation rights with respect to more than 1,500,000 shares;

•	restricted stock, performance awards or other stock unit awards that are denominated in shares with respect to more than 750,000 shares; or

•	performance awards or stock unit awards that are valued by reference to cash having a maximum dollar value of more than $2,500,000.

Under the 2005 Plan, the exercise price for an option or stock appreciation right cannot be less than 100% of the fair market value of the underlying shares on the grant date. The 2005 Plan does not permit the repricing of options or stock appreciation rights.

Performance awards under the 2005 Plan are awards that provide payments determined by the achievement of performance goals over a performance period. The Compensation Committee determines the relevant performance goals and the performance period. The performance goals will be based on the attainment of specified levels of, or growth of, one or any combination of (or a formula based on) modified calculations of certain specified factors. The eligible factors include: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any of our other publicly-traded securities; market share; gross profits; earnings before taxes; earnings before interest and taxes; EBITDA; an adjusted formula of EBITDA; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of Pinnacle or any affiliate, division or business unit of Pinnacle for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to our performance or the performance of an affiliate, division or business unit of Pinnacle, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

We intend that Mr. Lee’s bonuses under his employment agreement will be performance awards under the 2005 Plan.

Grant of Plan-Based Awards

The following table provides information regarding our grants of plan-based awards made in 2006.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel R. Lee		328,125	656,250	1,312,500
	10/6/06							15,000
Stephen H. Capp	10/6/06							5,000
Wade W. Hundley	10/6/06							10,000
John A. Godfrey	10/6/06							5,000
Alain Uboldi	10/6/06							5,000

(a)	Under the terms of his employment agreement and the 2005 Plan, Mr. Lee can earn annual bonuses of up to 150% of his annual salary, with a targeted bonus of 75% of his annual salary, based on meeting certain performance targets with respect to our EBITDA. The EBITDA target is typically based on our total EBITDA with certain adjustments, which we refer to as adjusted EBITDA.

For 2006, the adjusted EBITDA threshold was $135 million, below which Mr. Lee would receive no bonus. The adjusted EBITDA target was $162 million, at which Mr. Lee would receive a bonus of 75% of his base salary. The adjusted EBITDA maximum was $173 million, above which Mr. Lee would receive a bonus of 150% of his base salary. The Compensation Committee certifies in writing that the targets have been met before the bonus is paid. Since Pinnacle achieved an adjusted EBITDA of approximately $203 million for the 2006 fiscal year, as reported in our earnings release furnished in a Current Report on Form 8-K filed on March 1, 2007, Mr. Lee received a bonus of 150% of his base salary.

As described in such Form 8-K, for 2006 adjusted EBITDA was defined as earnings before interest expense and income, provision for income taxes, depreciation, amortization, minority interest, litigation settlement, net merger termination gains, gains on sale of equity securities and real estate, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs and share-based compensation.

The Compensation Committee has decided to defer 50% of Mr. Lee’s bonus for 2006; the deferred portion of the bonus does not accrue interest, is an unsecured obligation of ours, and will be paid 1/3 in January 2008, 1/3 in January 2009 and 1/3 in January 2010. Mr. Lee will receive the deferred portion of the bonus only if he is employed on the scheduled payment date, dies, becomes disabled, terminates his employment for “good reason,” is terminated by us without “cause” under his employment agreement, or we have a “change in control” as defined in his employment agreement.

(b)	The restricted stock granted vests in five equal annual installments on each January 31 of 2007, 2008, 2009, 2010 and 2011. Upon termination of the named executive officer’s employment for any reason, with or without cause, the restricted stock will vest or be terminated and cancelled on the same basis as provided for unvested stock options in the named executive officer’s then applicable employment agreement with us. In no event may the named executive officer transfer any shares that are not vested (or any right or interest therein) to any person in any manner whatsoever, whether voluntarily or by operation of law or otherwise.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity award grants held at December 31, 2006 by each of the executive officers named in the Summary Compensation Table.

	OPTION AWARDS (a)							STOCK AWARDS (b)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel R. Lee	865,801 120,000	0 480,000	(d)	0 0	$ $	8.45 14.70	4/10/2012 5/3/2015
								15,000	$497,100	0	0
Stephen H. Capp	172,043 20,000	114,696 80,000	(e) (f)	0 0	$ $	6.05 16.92	1/11/2013 5/16/2015
								5,000	$165,700	0	0
Wade W. Hundley	100,000 50,000 50,000 75,000 100,000 7,278 17,722 4,000	0 0 0 0 25,000 29,112 70,888 16,000	(g) (h) (d) (f)	0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	8.08 9.70 11.31 5.95 9.62 15.18 14.70 16.92	9/1/2011 9/1/2011 9/1/2011 1/29/2012 6/18/2012 5/2/2015 5/3/2015 5/16/2015
								10,000	$331,400	0	0
John A. Godfrey	200,000 20,000	50,000 80,000	(i) (f)	0 0	$ $	7.02 16.92	8/13/2012 5/16/2015
								5,000	$165,700	0	0
Alain Uboldi	15,000 5,000 24,000 6,000 20,000	0 0 6,000 4,000 80,000	(g) (j) (k)	0 0 0 0 0	$ $ $ $ $	6.70 5.95 9.62 6.75 17.75	11/5/2011 1/29/212 6/18/2012 8/14/2013 2/8/2015
								5,000	$165,700	0	0

(a)

The option awards were granted pursuant to the Company’s 2005 Equity and Performance Incentive Plan and the Company’s 1993, 1996, 2001 and 2002 stock option plans, as well as certain options granted outside of the shareholder approved plans (see the “Equity Compensation Plan Information” table below). For option awards issued since June 2002, such awards, including those reflected in the table, vest at a rate of 1/5th per annum.

(b)	The stock awards consist of Restricted Stock granted on October 6, 2006 to each of the named executive officers in accordance with the our 2005 Equity and Performance Incentive Plan. The restricted stock granted will vest in five equal annual installments on each January 31 of 2007, 2008, 2009, 2010 and 2011. Upon termination of the executive’s employment for any reason, with or without cause, the restricted stock will vest or be terminated and cancelled on the same basis as provided for unvested stock options in the executive’s then applicable employment agreement. In no event may the executive transfer any shares that are not vested (or any right or interest therein) to any person in any manner whatsoever, whether voluntarily or by operation of law or otherwise.

(c)	The market value of stock incentive plan awards reported in this column was computed by multiplying $33.14, the closing market price of Pinnacle’s stock at December 29, 2006, by the number of shares of stock awarded.

(d)	Vesting dates are May 3, 2007, 2008, 2009 and 2010.

(e)	Vesting dates are January 11, 2007 and 2008.

(f)	Vesting dates are May 16, 2007, 2008, 2009 and 2010.

(g)	Vesting date is June 18, 2007.

(h)	Vesting dates are May 2, 2007, 2008, 2009 and 2010.

(i)	Vesting date is August 13, 2007.

(j)	Vesting dates are August 14, 2007 and 2008.

(k)	Vesting dates are February 8, 2007, 2008, 2009 and 2010.

Option Exercises and Stock Vested

None of the executive officers named in the Summary Compensation Table above exercised stock options and or vested in any restricted stock during the years ended December 31, 2006, 2005 and 2004.

Equity Compensation Plan Information at Fiscal Year-End

Plan category	Number of securities to be issued upon vesting of restricted stock awards and exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders
Restricted stock awards and stock options (a)	5,488,125	(b)	$13.72	(b)	882,615
Directors Plan	52,308	(c)	$14.68	(d)	47,911

Total	5,540,433		$13.73		930,526
Equity compensation plans not approved by security holders (e)	339,540		$7.87		0

Total	5,879,973		$13.39		930,526

(a)	Consists of:

•

shares of Pinnacle common stock to be issued upon the exercise of options granted pursuant to the Company’s 2005 Equity and Performance Incentive Plan and the Company’s 1993, 1996, 2001 and 2002 stock option plans;

•	shares of Pinnacle common stock to be issued upon the exercise of options granted outside of our stock option plans to members of the Company’s management team and approved by our stockholders;

•

shares of Pinnacle common stock to be issued upon the exercise of options granted pursuant to pre-merger stock option plans of Boomtown, Inc. and Casino Magic Corp. that Pinnacle assumed. The Boomtown, Inc. and Casino Magic Corp. stock option plans were approved by the stockholders of Boomtown, Inc. and Casino Magic Corp., respectively, prior to the acquisition of such companies by Pinnacle in 1997 and 1998, respectively; and

•	shares of Pinnacle common stock to be issued upon the vesting of restricted stock awards pursuant to the Company’s 2005 Equity and Performance Incentive Plan.

The restricted stock awards and stock options have a weighted average remaining contractual life of 6.7 years as of December 31, 2006.

(b)	Includes 45,000 restricted stock awards granted in October 2006.

(c)	Consists of shares of Pinnacle common stock credited to directors’ deferred compensation accounts to be issued pursuant to the Directors Plan, described under “Director Compensation—Amended and Restated Directors Deferred Compensation Plan” above. All such shares are fully vested and payable upon cessation of service as a director.

(d)	Based on the purchase price of the shares credited to the directors’ deferred compensation accounts under the Directors Plan.

(e)	Consists of 250,801 shares of Pinnacle common stock issuable upon the exercise of options granted to Daniel R. Lee, Pinnacle’s Chairman and CEO in 2002 and 86,739 shares of Pinnacle common stock issuable upon the exercise of options granted to the Stephen H. Capp, the Company’s CFO, in 2003. The options granted to our CEO and CFO in 2002 and 2003, respectively, were granted to each such officer in connection with his original retention by the Company.

The exercise price of the options referenced above granted to Mr. Lee is $8.45 and such options vested over a four-year period, which has passed. The options expire on April 10, 2012, subject to certain termination events as governed by the grant of options and Mr. Lee’s Employment Agreement.

The exercise price of the options referenced above granted to Mr. Capp is $6.05 and the options vest equally in five annual installments beginning on January 11, 2004. The vesting of these options may be accelerated in certain events of termination, as governed by the grant of options and Mr. Capp’s Employment Agreement. The options expire on January 11, 2013, subject to certain termination events as governed by the as governed by the grant of options and Mr. Capp’s Employment Agreement.

Upon the approval of the 2005 Equity and Performance Incentive Plan at the 2005 Annual Meeting, we canceled the 1993, 1996, 2001 and 2002 Stock Option Plans (the “Prior Plans”), so that no further grants or awards will be made under the Prior Plans. However, any shares subject to awards under the Prior Plans which are forfeited, expire or otherwise terminate without issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, are authorized for issuance under the 2005 Equity and Performance Incentive Plan. In addition, grants and awards made under the Prior Plans before their cancellation will continue in effect. The stock option grants to Messrs. Lee and Capp, described in footnote (e) above, also continue in effect, and such shares will be authorized for issuance under the 2005 Equity and Performance Incentive Plan in the event of forfeiture, expiration or termination without issuance of shares.

Compensation Committee Report

The Compensation Committee of the Board of Directors have reviewed and discussed the Compensation Discussion and Analysis with Pinnacle’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Lynn P. Reitnouer (Chairman)

Richard J. Goeglein

James L. Martineau

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Under the Company’s Restated Bylaws, stockholders who wish to present proposals for action, or to nominate directors, at the next annual meeting of stockholders of the Company (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement in accordance with the then current provisions of the Company’s Restated Bylaws. The Bylaws currently require that such notice be given not more than 120 days nor less than 90 days prior to the first anniversary of this year’s Annual Meeting (i.e., no earlier than January 9, 2008 and no later than February 8, 2008). If, however, the Company advances the date of the next annual meeting by more than 30 days or delays such date by more than 60 days, notice by the stockholder must be given not earlier than 120 days in advance of such meeting and not after the later of (i) 90 days in advance of such meeting or, (ii) the tenth day following the first public announcement of the date of such meeting by the Company. Stockholder notices must contain the information required by Section 1 of Article I of the Company’s Restated Bylaws. If the Company does not have notice of a matter to come before the next annual meeting by February 8, 2008 (or, in the event the next annual meeting is held more than 30 days before or 60 days after the anniversary of this Annual Meeting, then by the date described above relating to such delay or advance in the meeting date), the Company’s proxy for such meeting will confer discretionary authority to vote for such matter.

In order to be eligible for inclusion in the Company’s proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by the Secretary of the Company no later than December 11, 2007 if the next annual meeting were held on or near May 8, 2008. In the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company a reasonable time before the Company begins to print and send its proxy materials. Further, in order for such stockholder proposals to be eligible to be brought before the stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by the Company’s then current Bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K AND OTHER MATTERS

The Company’s Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report,” and “The Audit Committee Report” and the Company-operated websites referenced in this Proxy Statement shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO STOCKHOLDERS FOR 2006 AND ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2006 TO ANY BENEFICIAL OWNER OF PINNACLE COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PINNACLE ENTERTAINMENT, INC., 3800 HOWARD HUGHES PARKWAY, LAS VEGAS, NV 89109, ATTENTION: INVESTOR RELATIONS.

PROXY

PINNACLE ENTERTAINMENT, INC.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2007

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Pinnacle Entertainment, Inc. (the “Company”) and the accompanying Proxy Statement relating to the above-referenced Annual Meeting, and hereby appoints Daniel R. Lee, Stephen H. Capp and John A. Godfrey, or any one of them, with full power of substitution in each, as attorneys-in-fact and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the 2007 Annual Meeting of Stockholders of the Company, and at any and all adjournments or postponements thereof, on behalf of the undersigned upon matters properly coming before the meeting, as set forth in said Notice of Annual Meeting of Stockholders and Proxy Statement, and upon all such other matters that may be properly brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies and attorneys-in-fact. Without otherwise limiting the general authorization given hereby, said proxies and attorneys-in-fact are instructed to vote in the manner designated on this proxy card.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF THE COMPANY AND “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PINNACLE ENTERTAINMENT, INC.

May 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Electionof Eight Directors:			FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES:	2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 fiscal year	☐	☐	☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Daniel R. Lee O John V. Giovenco O Richard J. Goeglein O Ellis Landau O Bruce A. Leslie O James L. Martineau O Michael Ornest O Lynn P. Reitnouer	3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF ON OR BEFORE FEBRUARY 9, 2007.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.